Exhibit 21.1

List of Subsidiaries of HMH Holding Inc.

Name	State or Other Jurisdiction of Incorporation or Organization
Bronco Manufacturing, LLC	Oklahoma
Drillform Drilling Equipment Inc.	Delaware
Drillform Oilfield Equipment Services LLC	United Arab Emirates
Drillform Technical Services Ltd.	Canada
Electrical Subsea & Drilling AS	Norway
HMH Drilling Asia Pte. Ltd.	Singapore
HMH Drilling Engineering Services of India Private Limited	India
HMH Holding B.V.	Netherlands
HMH Holding (Netherlands) B.V.	Netherlands
HMH Turkey Petrol ve Doğal Gaz Ekipmanları ve Hizmetleri Anonim Şirketi	Turkey
Hydril PCB Canada Inc	Canada
Hydril PCB Limited	England
Hydril Pressure Controlling Arabia Limited	Saudi Arabia
Hydril Pressure Control (Senegal) SASU	Senegal
Hydril Pressure Control S. de R.L. de C.V.	Mexico
Hydril USA Distribution LLC	Delaware
MHWirth AS	Norway
MHWirth do Brasil Equipamentos Ltda	Brazil
MHWirth Canada Inc.	Canada
MHWirth Chile SpA	Chile
MHWirth FZE	United Arab Emirates
MHWirth Gas & Oil-Field Equipment & Services L.L.C.	United Arab Emirates
MHWirth GmbH	Germany
MHWirth HoldCo AS	Norway
MHWirth India Private Limited	India
MHWirth LLC	Delaware
MHWirth Offshore Petroleum Engineering (Shanghai) Co., Ltd	China
MHWirth Pty Ltd	Australia
MHWirth (Singapore) Pte Ltd	Singapore
MHWirth UK Limited	England
Roughneck Holding Inc.	Canada